Exhibit 10.3

PERNIX THERAPEUTICS HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

FORM OF NONQUALIFIED STOCK OPTION AGREEMENT
(EMPLOYEES)

Pernix Therapeutics Holdings, Inc., a Maryland corporation (the "Company"), hereby grants a nonqualified stock option to purchase shares of its common stock, par value $0.01 per share (the "Common Shares"), to the Grantee named below (the "Option"). Additional terms and conditions of the grant are set forth on this cover sheet and in the attached Nonqualified Stock Option Agreement (together, the "Agreement"), and in the Company's 2017 Omnibus Incentive Plan (as further amended from time to time, the "Plan").

Grantee Name: ___________________________________

Grant Date: ____________________________________

Number of Common Shares: ______________________

Option Price per Common Share: $_____.___ (must be at least 100% of Fair Market Value on the Grant Date)

Vesting Start Date: ________________________________

Vesting Schedule: One-fourth (1/4) of the Option shall vest on each of the first, second, third and fourth anniversaries of the Vesting Start Date, subject to your continued Service through the applicable vesting date.

Expiration Date: _____________________________ (the day before the tenth anniversary of the Grant Date)

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Grantee:	_________________________________________________	Date:	__________________________________
(Signature)

Company:	_________________________________________________	Date:	__________________________________
(Signature) [Name] [Title]

Attachment

This is not a share certificate or a negotiable instrument.

PERNIX THERAPEUTICS HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT
(EMPLOYEES)
Nonqualified Stock Option

This Agreement evidences the grant of an Option exercisable for the number of Common Shares set forth on the cover sheet of this Agreement and subject to the vesting and other terms and conditions set forth in this Agreement and in the Plan. The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

Vesting

The Option will vest in accordance with the Vesting Schedule set forth on the Cover Sheet, subject to your continued Service through the applicable vesting date.

Unless the termination of your Service triggers accelerated vesting or other treatment of your Option pursuant to the terms of the Plan, you immediately and automatically will forfeit to the Company the unvested portion of your Option in the event your Service terminates for any reason.

Change in Control	In the event of a Change in Control, your Option will be treated in the manner provided in Sections 16.3 and 16.4 of the Plan.
Expiration of Option

The Option will expire on the Expiration Date set forth on the Cover Sheet of this Agreement. However, the Option will expire earlier if your Service terminates, as described below.

Termination Other than for Cause or due to Death or Disability. If your Service is terminated for any reason other than for Cause or due to death or Disability, you may exercise the vested portion of the Option, but only within the time period ending on the date that is three (3) months after the termination of your Service.

Termination due to Death or Disability. If your Service terminates because of your death or Disability, or if you die during the three (3)-month period after the termination of your Service for any reason (other than for Cause), you (or your estate or heirs, as applicable) may exercise the vested portion of your Option, but only within the time period ending on the date that is twelve (12) months after the termination of your Service.

Termination for Cause. If your Service is terminated for Cause, the Option (including vested and unvested portions) will immediately terminate and no longer be exercisable.

Leaves of Absence

For purposes of the Option, your Service does not terminate when you go on a bona fide employee leave of absence that the Company approves in writing if the terms of the leave provided for continued Service crediting or when continued Service crediting is required by Applicable Law or contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employment. The Company, in its sole discretion, determines which leave counts for this purpose and when your Service terminates for all purposes under the Plan.

Notice of Exercise

The Option may be exercised, in whole or in part, to purchase a whole number of vested Common Shares of not less than 100 shares, unless the number of vested Common Shares purchased is the total number available for purchase under the Option, by following the procedures described in the Plan and in this Agreement.

When you wish to exercise the Option, you must exercise in the manner required or permitted by the Company.

If someone other than you exercises the Option after your death, that person must submit documentation reasonably acceptable to the Company verifying that the person has the legal authority to exercise the Option.

Form of Payment

When you exercise the Option, you must include payment of the Option Price indicated on the cover sheet of this Agreement for the Common Shares that you are purchasing. Payment may be made in one (or a combination) of the following forms:

  Cash, your personal check, a cashier's check, a money order, or another cash equivalent acceptable to the Company.

  Common Shares that you already own or that are subject to the vested portion of the Option and that you surrender to the Company. The value of the Common Shares, determined on the date of exercise of the Option, will be applied to the Option Price.

  To the extent a public market exists for the Common Shares, as determined by the Company, delivery (on a form prescribed or accepted by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell the Common Shares subject to the Option and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price.

Evidence of Issuance

The issuance of Common Shares upon exercise of the Option will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by book-entry or direct registration (including transaction advices), or the issuance of one or more share certificates.

Withholding

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to you any federal, state, or local taxes of any kind required by Applicable Laws to be withheld upon the issuance of any Common Shares upon exercise of the Option. At the time of such exercise, you shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of Common Shares subject to the Option, you shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, you may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold Common Shares otherwise issuable to you or (b) by delivering to the Company or such Affiliate Common Shares already owned by you. The Common Shares so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the Common Shares used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. If you make such an election pursuant to this Agreement, then you may satisfy your withholding obligation only with Common Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of Common Shares that may be withheld to satisfy any federal, state, or local tax withholding requirements upon exercise the Option may not exceed such number of Common Shares having a Fair Market Value equal to the maximum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise.

Transfer of Option

Except as provided in this section, during your lifetime, only you (or in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option, and the Option may not be assigned or transferred by you, other than by designation of beneficiary, will, or the laws of descent and distribution. You may transfer all or part of the Option, "not for value" (as defined below) to any Family Member, provided that you provide prior written notice to the Company, in a form satisfactory to the Company, of such transfer. For purposes of this section, a "not for value" transfer is a transfer that is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than 50% of the voting interests are owned by you or your Family Members in exchange for an interest in such entity. Subsequent transfers of the transferred Option are prohibited except to your Family Members in accordance with this section or by will or the laws of descent and distribution.

In the event of your termination of Service, this Agreement will continue to be applied with respect to you, following which the Option will be exercisable by the transferee only to the extent and for the periods specified in this Agreement.

Retention Rights

This Agreement and the grant of the Option do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between you and the Company or any Affiliate, the Company and any Affiliate, as applicable, reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the Common Shares have been issued upon exercise of the Option and either a certificate evidencing the Common Shares has been issued or an appropriate entry has been made on the Company's books. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued or the appropriate book entry is made, except as described in the Plan.

The Option will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event that the Company is subject to such corporate activity.

Clawback

The Option is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (x) any Company or Affiliate "clawback" or recoupment policy that is adopted to comply with the requirements of any Applicable Laws, or (y) any Applicable Laws which impose mandatory recoupment, under circumstances set forth in such Applicable Laws, and in the event of an inconsistency between (x) and (y), the provision of broader applicability shall apply.

Applicable Law

The validity and construction of this Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.

Entire Agreement

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. Any prior agreements, commitments, or negotiations concerning the Option are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement or any other written agreement between you and the Company or any Affiliate, as applicable, will supersede this Agreement with respect to its subject matter.

Data Privacy

To administer the Plan, the Company may process personal data about you. This data includes, without limitation, information provided in this Agreement and any changes to such information, other appropriate personal and financial data about you, including your contact information, payroll information and any other information that the Company deems appropriate to facilitate the administration of the Plan.

By accepting the Option, you give explicit consent to the Company to process any such personal data.

Code Section 409A

It is intended that the Option be exempt from Section 409A of the Code ("Section 409A"), and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered consistent with such intent. Notwithstanding anything to the contrary in this Agreement, neither the Company, any Affiliate, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A and neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you for such tax or penalty.

Notice Delivery

By accepting the Option, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or any Affiliate or by electronic transmission (including e-mail or reference to a web site or other URL) sent to you through the normal process employed by the Company or any Affiliate, as applicable, for communicating electronically with its employees.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.